                                                                   Exhibit 99.1

                          OFFER TO PURCHASE FOR CASH
                               24,365,891 SHARES
                                OF COMMON STOCK
                                 AT A PURCHASE
                           PRICE OF $25.00 PER SHARE

The offer, proration period and withdrawal rights expire at 5:00 p.m., New York City time, on March 24, 1999, unless the offer is extended.

      Building One Services Corporation, a Delaware corporation (the "Compa-ny"), invites its stockholders to tender shares of their common stock, par value $.001 per share ("Shares"), to the Company at a price of $25.00 per Share in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and certain other rele-vant documents (which together constitute the "Offer"). As part of the Offer, the Company is permitting tenders of (a) Shares in connection with the condi-tional exercise by employees of stock options ("Options") having exercise prices below $25.00 per Share ("Option Shares"), (b) Shares that were acquired through the Company's 1997 Employee Stock Purchase Plan ("ESPP Shares"), and
(c) Shares that were acquired in connection with the sale of a business to the Company, including Shares acquired under agreements with the Company that re-strict (or restricted previously) their transfer ("Restricted Shares") and Shares that are pledged to the Company to secure potential future obligations ("Pledged Shares"). The Company will pay $25.00 per Share, net to the seller in cash or, in the case of Option Shares, $25.00 per Share less the exercise price per Share and applicable withholding taxes, for 24,365,891 Shares val-idly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms hereof. The Company reserves the right, in its sole discretion and subject to certain restrictions, to purchase more than 24,365,891 Shares pursuant to the Offer.

 This Offer is not conditioned on any minimum number of Shares being tendered.
         The Offer is subject, however, to the receipt of financing on acceptable terms and certain other conditions.

      As of February 10, 1999, the Company had outstanding 45,275,052 Shares and Options with exercise prices below $25.00 per share for 3,456,730 Option Shares. The 24,365,891 Shares that the Company is offering to purchase repre-sent 50% of the outstanding Shares and Option Shares.

      The Shares are quoted on the Nasdaq Stock Market ("Nasdaq") under the symbol "BOSS." On February 5, 1999, the last full trading day on Nasdaq prior to the announcement by the Company of its intention to make this Offer, the closing sales price per Share was $20 1/8 . Stockholders are urged to obtain current market quotations for the Shares. See Section 7.

      The Board of Directors of the Company has approved the Offer. However, stockholders must make their own decisions whether to tender Shares and, if so, how many Shares to tender. Neither the Company nor its Board of Directors makes any recommendation as to whether to tender or refrain from tendering Shares.

      This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

            The Date of this Offer to Purchase is February 19, 1999.

                                   IMPORTANT

General

      The information agent for the Offer is MacKenzie Partners, Inc. ("MacKen-zie Partners"), 156 Fifth Avenue, New York, NY 10010 (telephone number 800/322-
2885). Except as discussed below, any stockholders desiring to tender all or any portion of their Shares should either:

 (i)complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee, or an agent's message (in the case of book-entry transfer), and any other required documents to Harris Trust Company of New York ("Harris Trust"), and either mail or deliver the stock certificates for such Shares to Harris Trust (with all such other documents) or follow the procedure for book-entry delivery set forth in Section 3; or

(ii)request a broker, dealer, commercial bank, trust company or other nomi-nee to effect the transaction for such stockholder.

A stockholder having Shares registered in the name of a broker, dealer, commer-cial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

      Stockholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to Harris Trust, in any case, by the expiration of the Of-fer should tender such Shares by following the procedures for guaranteed deliv-ery set forth in Section 3. To effect a valid tender of Shares, stockholders must validly complete the Letter of Transmittal.

      Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Deliv-ery may be directed to MacKenzie Partners.

Special Instructions for Holders of Certain Types of Shares

      Holders of Options, ESPP Shares, Restricted Shares or Pledged Shares who wish to participate in the Offer must follow the instructions and procedures set forth in the separate documents described below. These separate documents are also part of the terms of the Offer.

    . Holders of Options, ESPP Shares, Restricted Shares or Pledged Shares should read this Offer to Purchase and the related Letter of Transmittal, as they contain the terms of the Offer. The special instructions in the documents referred to below supplement the information contained in this Offer to Purchase and the related Letter of Transmittal. Holders of Options or ESPP Shares should also see "Certain United States Federal Income Tax Consequences--Tax Considerations for Holders of Options or ESPP Shares" in Section 14 for information about tax considerations and
          Section 5 for special payment procedures that apply to such holders if they participate in the Offer.

    . Holders of Options who wish to tender Option Shares in the Offer should review the information and must follow the instructions contained in the materials printed on green paper.

    . Holders of ESPP Shares who wish to tender ESPP Shares in the Offer should review the information and must follow the instructions contained in the materials printed on blue paper.

    . Holders of Restricted Shares or Pledged Shares who wish to tender Shares in the Offer should review the information and must follow the instructions contained in the materials printed on purple paper.


      Additional copies of the special instructions may be obtained from Mac-Kenzie Partners.

                                    *  *  *

      The Offer is not being made to (nor will any tender of shares be ac-cepted from or on behalf of) holders in any jurisdiction in which the making of the offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary for the Company to make the Offer in any such jurisdiction and extend the offer to holders in such jurisdiction.

                               TABLE OF CONTENTS

 Section                                                                  Page
 -------                                                                  ----
 Summary.................................................................   6
 Introduction............................................................   8
 The Offer...............................................................   9
        1. Number of Shares; Proration..................................    9
        2. Tenders by Owners of Fewer than 100 Shares...................   11
        3. Procedure for Tendering Shares...............................   12
        4. Withdrawal Rights............................................   17
        5. Purchase of Shares and Payment of Purchase Price.............   18
        6. Certain Conditions of the Offer..............................   20
        7. Price Range of Shares........................................   22
           Background and Purpose of the Offer; Certain Effects of the
        8. Offer........................................................   22
        9. Interests of Directors and Executive Officers; Transactions
           and Arrangements Concerning the Shares.......................   24
       10. Source and Amount of Funds...................................   25
       11. Certain Information about the Company........................   25
           Effect of the Offer on the Market for Shares; Registration
       12. under the Exchange Act.......................................   30
       13. Certain Legal Matters........................................   30
       14. Certain United States Federal Income Tax Consequences........   30
       15. Extension of the Offer; Termination; Amendment...............   35
       16. Fees and Expenses............................................   36
       17. Miscellaneous................................................   36

                                    SUMMARY

      This general summary is provided for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.

Number of Shares to be Purchased        24,365,891 Shares, including Option
                                        Shares, ESPP Shares, Restricted Shares
                                        and Pledged Shares.

Purchase Price                          $25.00 per Share, net to the seller in
                                        cash, or, in the case of Option Shares,
                                        $25.00 per Share less the exercise
                                        price per Share and the applicable tax
                                        withholding amount.

How to Tender Shares
                                        See Section 3. Call the Information
                                        Agent, MacKenzie Partners, at 800/322-
                                        2885 or consult your broker for assis-
                                        tance.

Brokerage Commissions                   None.

Stock Transfer Tax                      None, if the Company pays the regis-
                                        tered holder.

Expiration Date
                                        March 24, 1999, at 5:00 p.m., New York
                                        City time, unless extended by the Com-
                                        pany.

Payment Date                            As soon as practicable after the Expi-
                                        ration Date.

Position of the Company                 Neither the Company nor its Board of
                                        Directors makes any recommendation to
                                        any stockholder as to whether to tender
                                        or refrain from tendering Shares.

Withdrawal Rights
                                        Tendered Shares may be withdrawn at any
                                        time until 5:00 p.m., New York City
                                        time, on March 24, 1999 (unless the Of-
                                        fer is extended by the Company) and,
                                        unless the Company has accepted the
                                        Shares for payment, at any time after
                                        12:00 midnight, New York City time, on
                                        April 16, 1999. See Section 4.

Proration                               If all of the eligible Shares are val-
                                        idly tendered by stockholders in the
                                        Offer, the proration percentage (that
                                        is, the percentage of validly tendered
                                        Shares that would be purchased in the
                                        Offer) would be approximately 50%. If
                                        more than 24,365,891 shares are validly
                                        tendered, the Company will buy:

                                         (i)
                                             first, all Shares uncondition-
                                       ally tendered by holders of fewer than
                                       100 Shares (including Restricted
                                       Shares) who check the "Odd Lots" box
                                       in the appropriate documents;

                                        (ii)
                                             second, on a pro rata basis, all
                                       other Shares unconditionally tendered
                                       and all Shares conditionally tendered
                                       for which the condition can be satis-
                                       fied; and

                                       (iii)
                                             finally, if the number of Shares
                                       acquired under (i) and (ii) is less
                                       than 24,365,891, such additional
                                       Shares to total 24,365,891, by lot
                                       from such other stockholders who con-
                                       ditionally tendered their Shares for
                                       which the condition could not be met
                                       and in the respective amounts that
                                       each such stockholder indicated as the
                                       minimum number of Shares to be pur-
                                       chased by the Company.

                                       The Company will return all of the
                                       Shares that it does not purchase
                                       (other than Pledged Shares), including
                                       Shares not purchased because of prora-
                                       tion or conditional tenders and will
                                       return all Options not exercised be-
                                       cause of proration.

Questions
                                       Call MacKenzie Partners at 800/322-
                                       2885 or consult your broker.

      The Company has not authorized any person to make any recommendation on behalf of the Company as to whether stockholders should tender or refrain from tendering Shares pursuant to the Offer. The Company has not authorized any person to give any information or to make any representation in connection with the Offer on behalf of the Company other than those contained in this Of-fer to Purchase, the Letter of Transmittal or the other documents sent to you in connection with the Offer. Do not rely on any such recommendation or any such information or representations, if given or made, as having been autho-rized by the Company.

 To the holders of shares of common stock of Building One Services Corporation:

                                  INTRODUCTION

      The Company invites its stockholders to tender 24,365,891 Shares to the Company at a price of $25.00 per Share net to the seller in cash, or, in the case of Option Shares, $25.00 per Share less the exercise price per Share and applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer. As part of the Offer, the Company invites tenders of (a) Option Shares in connection with the conditional exercise by employees of Op-tions granted under the Company's 1997 Long-Term Incentive Plan or 1998 Long-Term Incentive Plan or assumed in acquisitions and having exercise prices below $25.00 per Share; (b) ESPP Shares that were acquired through the Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan"); and (c) Restricted Shares that were acquired in connection with the sale of a business, including Shares acquired under agreements with the Company that restrict (or have restricted) their transfer, and Pledged Shares that are pledged to the Company to secure potential future obligations.

      The Company will pay $25.00 per Share, net to the seller in cash, or, in the case of Option Shares, $25.00 per Share less the exercise price per Share and applicable withholding taxes for all Shares validly tendered prior to the Expiration Date (as defined in Section 1) and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms described below. The Company reserves the right, in its sole discretion, to purchase more than 24,365,891 Shares.

      The Offer is not conditioned on any minimum number of Shares being ten-dered. The Offer is, however, subject to the receipt of financing on acceptable terms and certain other conditions. See Section 6.

      If, before the Expiration Date, more than 24,365,891 Shares (or such greater number of Shares as the Company may elect to purchase) are validly ten-dered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares subject to the priorities and prora-tion terms described in this Offer to Purchase.

      The $25.00 per Share purchase price will be paid net to the tendering stockholder in cash for all Shares purchased, except that holders of Options will be permitted to tender in connection with the conditional "cashless" exer-cises of such Options and receive the difference between $25.00 and the exer-cise price, less applicable withholding taxes, for each Option Share purchased by the Company. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. However, any tendering stockholder who fails to complete, sign and return to Harris Trust the Substitute Form W-9 that is included with the Letter of Transmittal may be subject to required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder pursuant to the Offer. See Section 3.

      The Board of Directors of the Company has approved the Offer. However, stockholders must make their own decisions whether to tender Shares and, if so, how many Shares to tender.

Neither the Company nor its Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering Shares.

      On February 8, 1999, the Company announced its intention to make this Of-fer. The Company is making the Offer because it believes the purchase will (i) provide value to its stockholders; (ii) reconfigure the Company's balance sheet to provide a higher return on equity; and (iii) afford to those stockholders who desire liquidity an opportunity to sell their Shares (subject to proration) at a premium to recent market prices and without the usual transaction costs associated with open market sales. After the Offer is completed, the Company expects to have sufficient cash flow and access to other sources of capital to continue to implement its business plan, fund its operations and make acquisi-tions.

      Stockholders who are participants in the Purchase Plan and own ESPP Shares may instruct American Stock Transfer & Trust Company (the "ESPP Agent"), as administrator of the Purchase Plan, to tender part or all of the Shares credited to their accounts in the Purchase Plan by following the instructions set forth in "Procedure for Tendering Shares -- Tenders by Holders of Options, ESPP Shares, Restricted Shares and Pledged Shares" in Section 3.

      As of February 10, 1999, the Company had outstanding 45,275,052 Shares and Options with exercise prices below $25.00 per share for 3,456,730 Option Shares. The 24,365,891 Shares that the Company is offering to purchase repre-sent 50% of the sum of the Shares (including ESPP Shares, Restricted Shares and Pledged Shares) that were outstanding on February 10, 1999 and the Option Shares underlying Options that were outstanding on February 10, 1999 and that had exercise prices below $25.00 per share.

      The Shares are quoted on the Nasdaq Stock Market ("Nasdaq") under the symbol "BOSS." On February 5, 1999, the last full trading day on Nasdaq prior to the announcement by the Company of its intention to make this Offer, the closing sales price per Share was $20 1/8. The Company urges stockholders to obtain current quotations of the market price of the Shares.

                                   THE OFFER

1.    NUMBER OF SHARES; PRORATION

      Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 24,365,891 Shares or such lesser number of Shares as are validly tendered before the Expiration Date (and not withdrawn in accordance with Section 4) at a net cash price of $25.00 per Share. Holders of Options will be permitted to tender in connection with condi-tional "cashless" exercises of such Options and will receive the difference be-tween $25.00 and the exercise price less applicable withholding taxes for each Option Share purchased by the Company. The term "Expiration Date" means 5:00 p.m., New York City time, on March 24, 1999, unless and until the Company in its sole discretion shall have extended the period of time during which the Of-fer is open, in which event the term "Expiration Date" shall refer to the lat-est time and date at which the Offer, as so extended by the Company, shall ex-pire. See Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer.

      The Company reserves the right, in its sole discretion, to purchase more than 24,365,891 Shares pursuant to the Offer. See Section 15. In accordance with applicable regulations of the

Securities and Exchange Commission (the "SEC"), the Company may purchase pursu-ant to the Offer an additional amount of Shares not to exceed 2% of the out-standing Shares without amending or extending the Offer. If (i) the Company in-creases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the num-ber of Shares being sought; and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For pur-poses of the Offer, a "business day" means any day other than a Saturday, Sun-day or federal holiday until 5:00 p.m., New York City time, on such day.

      The Offer is not conditioned on any minimum number of Shares being ten-dered. The Offer is subject, however, to the receipt of financing on acceptable terms and certain other conditions. See Section 6.

      The Company will pay the $25.00 purchase price per Share or, in the case of Option Shares, $25.00 per Share less the exercise price per Share and the applicable tax withholding amount for all Shares validly tendered prior to the Expiration Date and not withdrawn, upon the terms and subject to the conditions of the Offer. The Company will return, at its own expense, as promptly as prac-ticable after the Expiration Date all of the Shares (other than Pledged Shares) that it does not purchase, including Shares not purchased because of proration or conditional tenders, and all of the Options that are not exercised because of proration.

      If the number of Shares validly tendered and not withdrawn prior to the Expiration Date is less than or equal to 24,365,891 Shares (or such greater number of Shares as the Company may elect to purchase), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the $25.00 purchase price per Share all of the Shares so tendered.

      Priority. Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 24,365,891 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority:

(i) first, all of the Shares validly tendered and not withdrawn prior to the Expiration Date by any Odd Lot Owner (as defined in Section 2) who:

    (a) tenders all of the Shares beneficially owned by such Odd Lot Owner (partial tenders will not qualify for this preference); and

    (b) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

(ii)second, on a pro rata basis, all of the other Shares properly and uncon-ditionally tendered, and all of the Shares properly and conditionally tendered, for which the condition can be satisfied; and

(iii)
    finally, if the number of Shares acquired under (i) and (ii) is less than 24,365,891, such additional Shares to total 24,365,891, by lot from stockholders who conditionally tendered their Shares for which the con-dition could not be met and in the respective amounts that each such stockholder indicated as the minimum number of Shares to be purchased by the Company.

      Proration. In the event that proration of tendered Shares is required, the Company will determine the proration factor as promptly as practicable af-ter the Expiration Date. Proration for each stockholder tendering Shares (other than Odd Lot Owners) shall be based on the ratio of the number of Shares ten-dered by such stockholder to the total number of Shares tendered by all of the stockholders (other than Odd Lot Owners). This ratio will be applied to stock-holders tendering Shares (other than Odd Lot Owners) to determine the number of Shares that will be purchased from each such stockholder pursuant to the Offer.

      The same proration factor will be separately applied to the Option Shares and the ESPP Shares, with the following additional administrative rules:

    . For holders of Option Shares, the Company will purchase Option Shares in the order in which the Option Shares had already vested or would have vested under the Option's original vesting schedule. The Compensation Committee has accelerated the vesting of all of the Options to permit tenders of Option Shares in connection with conditional exercises of Options in the Offer.

    . For holders of ESPP Shares, the Company will first purchase the ESPP Shares that have been held the longest.

      Although the Company does not expect to be able to announce the final re-sults of such proration until approximately seven business days after the Expi-ration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders will be able to obtain such preliminary information from MacKenzie Partners and may be able to obtain such information from their brokers.

      As described in Section 14, the number of Shares that the Company will purchase from a stockholder may affect the United States federal income tax consequences to that stockholder and therefore, may be relevant to a stockhold-er's decision whether to tender Shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate a minimum number of Shares that the stockholder wants to tender, if any are purchased.

      This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares as of February 19, 1999 and will be fur-nished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.TENDERS BY OWNERS OF FEWER THAN 100 SHARES

      The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all of the Shares validly tendered and not withdrawn on, or prior to, the Expiration Date by, or on behalf of, stockholders who beneficially own an aggregate of fewer than 100 Shares ("Odd Lot Owners"). To avoid proration, however, an Odd Lot Owner must validly tender all of the Shares that such Odd Lot Owner beneficially owns; partial tenders will not qualify for this preference. This preference is not available to par-tial tenders or to owners of 100 or more

Shares in the aggregate, even if such owners have separate stock certificates for fewer than 100 of such Shares. Any Odd Lot Owner wishing to tender all of the Shares beneficially owned by such stockholder pursuant to this Offer must complete the box captioned "Odd Lots" in the Letter of Transmittal and, if ap-plicable, on the Notice of Guaranteed Delivery. See Section 3. Stockholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any ap-plicable odd lot discounts payable on a sale of their Shares in transactions on Nasdaq.

      The Company also reserves the right, but will not be obligated, to pur-chase all of the Shares duly tendered by any stockholder who tendered all of the Shares beneficially owned and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If the Company exer-cises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

3.PROCEDURE FOR TENDERING SHARES

      Proper Tender of Shares. For Shares other than Option Shares and ESPP Shares to be validly tendered pursuant to the Offer:

(i) the certificates for such Shares, other than Pledged Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, or an agent's message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, must be received prior to 5:00 p.m., New York City time, on the Expiration Date by Harris Trust at its address set forth on the back cover of this Offer to Purchase; or

(ii)the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

      Holders of Options or ESPP Shares should not complete the Letter of Transmittal but should follow the instructions for tendering Shares discussed in the instructions referred to below. See "--Tenders by Holders of Options, ESPP Shares, Restricted Shares and Pledged Shares." In addition, Odd Lot Owners who tender all of their Shares must complete the section entitled "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed De-livery, in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 2.

      It is a violation of Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14e-4 promulgated thereunder, for a person to tender Shares for such person's own account unless the person so tendering:

(i) owns such Shares; or

(ii)owns other securities convertible into or exchangeable for Shares or owns an option, warrant or right to purchase Shares and intends to acquire such Shares for tender by conversion, exchange or exercise of such option, warrant or right.

Section 14(e) and Rule 14e-4 contain a similar restriction applicable to a ten-der or guarantee of a tender on behalf of another person.

      The acceptance of Shares by the Company for payment will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation that such stockholder owns the Shares being ten-dered within the meaning of Rule 14e-4, and the tender of such Shares complies with Rule 14e-4.

      Tenders by Holders of Options, ESPP Shares, Restricted Shares or Pledged Shares. Holders of Options and ESPP Shares should not complete the Letter of Transmittal. They should complete the forms discussed in the documents referred to below. In addition holders of Options, ESPP Shares, Restricted Shares or Pledged Shares who wish to participate in the Offer must follow the instructions and procedures set forth in the separate documents described below. These separate documents are also part of the terms of the Offer.


    . Holders of Options, ESPP Shares, Restricted Shares or Pledged Shares should read this Offer to Purchase and the related Letter of Transmittal, as they contain the terms of the Offer. The special instructions in the documents referred to below supplement the information contained in this Offer to Purchase and the related Letter of Transmittal. Holders of Options or ESPP Shares should also see "Certain United States Federal Income Tax Consequences--Tax Considerations for Holders of Options or ESPP Shares" in Section 14 for information about tax considerations and
          Section 5 for special payment procedures that apply to such holders if they participate in the Offer.

    . Holders of Options who wish to tender Option Shares in the Offer should review the information and must follow the instructions contained in the materials printed on green paper.

    . Holders of ESPP Shares who wish to tender ESPP Shares in the Offer should review the information and must follow the instructions contained in the materials printed on blue paper.

    . Holders of Restricted Shares and Pledged Shares who wish to tender Shares in the Offer should review the information and must follow the instructions contained in the materials printed on purple paper.

In addition, see Section 5 below, "Purchases of Shares and Payment of Purchase Price--Special Procedures for Holders of Options, ESPP Shares, Restricted Shares or Pledged Shares."

      Conditional Tender of Shares. Under certain circumstances and subject to the exceptions set forth in Section 1, the Company may reduce on a pro rata ba-sis the number of Shares purchased pursuant to the Offers. As discussed in Sec-tion 14, the number of Shares to be purchased from a particular stockholder might affect the tax treatment of such purchase to such stockholder and such stockholder's decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of such hold-er's Shares must be purchased if any such Shares so tendered are purchased, and any stockholder desiring to make such a conditional tender must so indicate in the box captioned "Conditional Tender" in the Letter of Transmittal or, if ap-plicable, the Notice of Guaranteed Delivery. Holders of ESPP Shares who wish to make conditional tenders should so indicate in the section captioned "Condi-tional Tender" in the "Tender Instruction Form for Shares in Building One Serv-ices Corporation's 1997 Employee Stock Purchase Plan."

      Any tendering stockholders wishing to make a conditional tender must cal-culate and appropriately indicate such minimum number of Shares and each stock-holder is urged to consult with his own tax advisor. If the effect of accepting tenders on a pro rata basis would be to reduce the number of Shares to be pur-chased from any stockholder below the minimum number so specified, such tender will automatically be regarded as withdrawn (except as provided in the next paragraph) and all

Shares tendered by such stockholder pursuant to such Letter of Transmittal or Notice of Guaranteed Delivery will be returned as soon as practicable thereaf-ter.

      If conditional tenders would otherwise be so regarded as withdrawn and would cause the total number of Shares to be purchased to fall below the number of Shares sought by the Company, then, to the extent feasible, the Company may select enough of such conditional tenders that would otherwise have been so withdrawn to permit the Company to purchase the number of Shares sought by the Company. In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the designated minimum num-ber of Shares to be purchased.

      Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder; or (ii) if Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company (not a savings bank or savings and loan association) having an office, branch or agency in the United States (each such entity being hereinaf-ter referred to as an "Eligible Institution"). In all other cases, all signa-tures on the Letter of Transmittal must be guaranteed by an Eligible Institu-tion. See Instruction 1 of the Letter of Transmittal. If a certificate repre-senting Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In this regard, see Section 5 for information with re-spect to applicable stock transfer taxes. In all cases, payment for Shares ten-dered and accepted for payment pursuant to the Offer will be made only after timely receipt by Harris Trust of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into Harris Trust's ac-count at the Book-Entry Transfer Facility as described above), a properly com-pleted and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an agent's message (in the case of any book-entry transfer) and any other documents required by the Letter of Transmittal.

      The method of delivery of all documents, including Share certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

      Book-Entry Delivery. Harris Trust will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any finan-cial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer such Shares into Harris Trust's account in accordance with such facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into Harris Trust's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees or an agent's message (in the case of any book-entry transfer) and other required documents must, in any case, be transmitted to and received by Harris Trust at one of its addresses set forth on the back cover of this Offer to

Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not consti-tute delivery to Harris Trust.

      Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share certificates cannot be delivered to Harris Trust prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all re-quired documents to reach Harris Trust before the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii)Harris Trust receives (by hand, mail, overnight courier, telegram or facsimile transmission), on, or prior to, the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

(iii)
    the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into Harris Trust's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees or an agent's message (in the case of any book-entry transfer) or other documents required by the Letter of Transmittal, are received by Harris Trust within three Nasdaq trading days after the date Harris Trust receives such Notice of Guaranteed Delivery.

      Return of Shares. If any tendered Shares are not purchased, or if less than all of the Shares evidenced by a stockholder's certificates are tendered, certificates for Shares that are not purchased (other than Pledged Shares) will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Fa-cility, in each case without expense to such stockholder. Restricted Shares that are returned will bear appropriate legends restricting transfer, as appli-cable.

      Backup Federal Income Tax Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the ap-plicable law and regulations, 31% of the gross proceeds payable to a stock-holder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or so-cial security number) to Harris Trust and certifies under penalties of perjury that such number is correct. Therefore, each tendering stockholder should com-plete and sign the Substitute Form W-9 included as part of the Letter of Trans-mittal so as to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satis-faction of Harris Trust that the stockholder is not subject to backup withhold-ing. Certain stockholders, including, among others, all corporations and cer-tain foreign stockholders (in addition to foreign corporations), are not sub-ject to these backup withholding and reporting requirements. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-9, signed under penalties of per-jury, attesting to that stockholder's exempt status. Such statements can be ob-tained from Harris Trust. See Instruction 12 of the Letter of Transmittal.

      To prevent backup federal income tax withholding equal to 31% of the gross payments made to stockholders for Shares purchased pursuant to the Of-fer, each stockholder who does not otherwise establish an exemption from such withholding must provide Harris Trust with the stockholder's correct taxpayer identification number and provide certain other information by completing the Substitute Form W-9 included with the Letter of Transmittal.

      For a discussion of certain United States federal income tax conse-quences to tendering stockholders, see Section 14.

      Withholding For Foreign Stockholders. Even if a foreign stockholder has provided the required certification to avoid backup withholding, Harris Trust will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign stockholder or his or her agent unless Harris Trust determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or busi-ness within the United States. For this purpose, a foreign stockholder is any stockholder that is not (i) a citizen or resident of the United States; (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof;
(iii) an estate, the income of which is subject to United States federal in-come taxation regardless of the source of such income; or (iv) a trust, if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the au-thority to control all of the substantial decisions of the trust. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to Harris Trust before the payment a properly com-pleted and executed IRS Form 1001. In order to obtain an exemption from with-holding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to Harris Trust a properly completed and executed IRS Form 4224. Harris Trust will determine a stockhold-er's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circum-stances indicate that such reliance is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "complete redemption," "substantially dispropor-tionate" or "not essentially equivalent to a dividend" test described in Sec-tion 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instruction 12 of the Letter of Transmittal.

      Tendering Stockholder's Representation and Warranty; Company's Accept-ance Constitutes an Agreement. It is a violation of Rule 14e-4, promulgated under the Exchange Act, for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in (i) the Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will ac-quire such Shares by conversion, exchange or exercise of such Equivalent Secu-rities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also pro-vides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's represen-tation and warranty to the Company that (i) such stockholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4; and (ii) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Com-pany upon the terms and subject to the conditions of the Offer.

      Determinations of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibil-ity (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which deter-mination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all of the tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregular-ity in the tender of any particular Shares or any particular stockholder. No tender of Shares will be deemed to be properly made until all defects or irreg-ularities have been cured or waived. None of the Company, Harris Trust, AST StockPlan, Inc., MacKenzie Partners or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

      Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to Harris Trust and not to the Company. Any such documents deliv-ered to the Company will not be forwarded to Harris Trust and therefore will not be deemed to be validly tendered.

4.    WITHDRAWAL RIGHTS

      Except as otherwise provided in this Section 4, tenders of Shares pursu-ant to the Offer are irrevocable. Shares other than Option Shares and ESPP Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless the Company has accepted the Shares (including Op-tion Shares and ESPP Shares) for payment as provided in this Offer to Purchase, may also be withdrawn after 12:00 midnight, New York City time, on April 16, 1999. Option Shares and ESPP Shares may be withdrawn at any time before 5:00 p.m. March 22, 1999.

      For a withdrawal to be effective, Harris Trust must receive (at its ad-dress set forth on the back cover of this Offer to Purchase) a notice of with-drawal in written, telegraphic or facsimile transmission form on a timely ba-sis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to Harris Trust, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. Holders of Options and ESPP Shares must comply with the withdrawal procedures set forth in the separate documents for such holders.

      All questions as to the form and validity, including time of receipt and of notices of withdrawal will be determined by the Company, in its sole discre-tion, which determination shall be final and binding on all parties. None of the Company, Harris Trust, AST StockPlan, Inc., MacKenzie Partners or any other person is or will be obligated to give any notice of any defects or irregulari-ties in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be retendered before the Expiration Date by again following any of the procedures described in Section 3.

      If the Company extends the Offer or is delayed in its purchase of Shares for any reason, then, without prejudice to the Company's rights under the Of-fer, Harris Trust may, subject to applicable law, retain on behalf of the Com-pany all tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.    PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

      Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay the $25.00 per Share purchase price for all of the Shares accepted for payment pursuant to the Offer or, in the case of Option Shares, $25.00 per Share less the exercise price per Share and the applicable tax with-holding amount as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by Harris Trust of certificates for Shares (or of a timely confirmation of a book-entry transfer of such Shares into Harris Trust's ac-count at the Book-Entry Transfer Facility), a properly completed and duly exe-cuted Letter of Transmittal (or manually signed facsimile thereof) or any other required documents.

      Payment for Shares purchased pursuant to the Offer will be made by depos-iting the aggregate purchase price therefor with Harris Trust, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Ex-piration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven business days af-ter the Expiration Date. Under no circumstances will the Company pay interest on the purchase price including, without limitation, by reason of any delay in making payment. Certificates for all of the Shares not purchased, including all of the Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered such Shares) as promptly as practicable following the Expiration Date or termination of the Offer without expense to the tendering stockholder. In addition, if certain events occur, the Company may not be obligated to pur-chase Shares pursuant to the Offer. See Section 6.

      The Company will pay any stock transfer taxes payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if pay-ment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are regis-tered in the name of any person other than the person signing the Letter of Transmittal, the amount of all of the stock transfer taxes, if any (whether im-posed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the purchase price unless evi-dence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.

Special Procedures for Holders of Options, ESPP Shares, Restricted Shares or Pledged Shares

      Options. Holders of Options to purchase Shares granted under the Company's Option plans or assumed in acquisitions may tender Option Shares in connection with the conditional exercise of Options having exercise prices be-low $25.00 per share as part of the Offer. Such Option holders will instruct AST StockPlan, Inc., as their agent, to tender part or all of the Option Shares resulting from the conditional exercise.

      This exercise of Options will be "conditional" because the Option holder is deemed to exercise the Option only if, and to the extent that, the Company actually purchases the Option Shares in the Offer. If, after taking into ac-count proration, the Company purchases 50% of a holder's Option Shares, the re-maining 50% will not be considered to have been exercised and will remain out-standing subject to the original vesting schedule applicable to the 50% of the holder's Option Shares that would have vested last. To the extent that the Com-pany does not purchase 50% of a holder's Option Shares, either because the holder did not tender the Option Shares or because of proration, the Options for such Option Shares will remain exercisable, notwithstanding the original vesting schedule.

      As an accommodation to Option holders planning to tender Option Shares in the Offer, the Company will permit a "cashless" exercise of such Options. In this event, the Option holder will not be required to pay cash for the exercise price and the consideration received by the holder whose Option Shares are pur-chased in the Offer will be the difference between $25.00 per Share and the ex-ercise price per Share relating to the Option Shares so purchased (less the ap-plicable tax withholding amount). Option holders who have not exercised their Options for cash and received Shares may not use the Letter of Transmittal to direct the tender of the Option Shares. Instead, such holders must follow the procedures for tender described in the separate materials on green paper in-cluded with this Offer to Purchase.

      ESPP Shares. Participants in the Purchase Plan who wish to have the agent for such plan tender ESPP Shares attributable to their accounts should notify the ESPP Agent of such election as provided in the notice sent to such partici-pants and explained in the materials on blue paper included with this Offer to Purchase. As explained in greater detail in those materials, employees who own ESPP Shares who wish to participate in the Offer must instruct the ESPP Agent as to the number of their ESPP Shares they would like to tender in the Offer, and must authorize the ESPP Agent to tender the ESPP Shares on their behalf. Solely for the purpose of allowing participants in the Purchase Plan to partic-ipate in the Offer, the one-year restriction on sales of ESPP Shares acquired through the Purchase Plan as of the end of the December 1998 purchase period has been temporarily waived. Shares purchased through the Purchase Plan after such date are not eligible for the Offer. Any ESPP Shares that have not satis-fied the one-year sale restriction and are not purchased in the Offer will be returned to the employee's Purchase Plan account. Such ESPP Shares will not be eligible for sale until the one-year period has been satisfied. Holders of ESPP Shares may not use the Letter of Transmittal to direct the tender of ESPP Shares. Instead, holders of ESPP Shares must follow the procedures for tender described in the separate materials on blue paper included herewith.

      Restricted Shares. Holders of Restricted Shares may tender part or all of their Restricted Shares. The Company will purchase Restricted Shares (including any Pledged Shares) in the order in which their restrictions lapse. If the Com-pany only purchases 50% of a holder's Restricted Shares (including any Pledged Shares), the remaining 50% will remain subject to the contractual restrictions on transfer applicable to the 50% of the holder's Restricted Shares that would have lapsed last. To the extent that the Company does not purchase 50% of a holder's Restricted Shares (excluding any Pledged Shares), either because the holder did not ten-der the Restricted Shares or because of proration, such Restricted Shares will remain free of any contractual restriction on transfer (but subject to securi-ties laws limitations). Holders of Restricted Shares must complete the Letter of Transmittal to tender Restricted Shares, including any Pledged Shares. The procedures for tender of Restricted Shares are described in the separate mate-rials on purple paper included with this Offer to Purchase.

      Pledged Shares. Holders of Pledged Shares who desire to tender their Pledged Shares in the Offer must direct Harris Trust to tender the Pledged Shares on their behalf as described in the materials on purple paper included with this Offer to Purchase. By signing the Letter of Transmittal, a holder of Pledged Shares will authorize Harris Trust to return any Pledged Shares that are not purchased in the Offer to the Company and to forward the proceeds from the sale of any Pledged Shares to an account maintained for the Company's ben-efit by American Stock Transfer & Trust Company. The Company will purchase Pledged Shares based upon the proration factor applicable in the Offer. The proceeds from the Pledged Shares received upon tender will be subject to the same terms and conditions as the Pledged Shares. Holders of Pledged Shares must complete the Letter of Transmittal to tender Pledged Shares. The proce-dures for tender of Pledged Shares are described in the separate materials on purple paper included with this Offer to Purchase.

6.    CERTAIN CONDITIONS OF THE OFFER

      Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, or purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for pay-ment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after February 19, 1999 and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have been determined by the Company to have occurred that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (includ-ing any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

(a) (1) there shall not have been made available to the Company, on terms and conditions satisfactory to the Company in its sole discretion, funds sufficient to pay $25.00 per Share net to the seller in cash or, in the case of Option Shares, $25.00 per Share less the exercise price per Share and applicable withholding taxes for the 24,365,891 Shares and related costs and expenses of the Offer from (i) $300 million in senior subordinated debt; (ii) a $100 million term loan; and (iii) a $250 million revolving credit facility and (2) the Company shall have obtained all necessary consents from lenders for completion of the Offer; or

(b) there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer or, the acquisition of Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer; or (ii) could, in the sole judgment of the Company, materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to the Company; or

(c) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the sole judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (b) above; or

(d) there shall have occurred (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (iii) the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company, might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions or in the commercial paper markets in the United States or abroad that could have in the sole judgment of the Company a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares or on the proposed financing for the Offer; (vi) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on February 19, 1999; or

(e) any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which in the sole judgment of the Company is or may be material to the Company and its subsidiaries taken as a whole; or

(f) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares; or

(g) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares.

      The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Company concerning the events described above and any re-lated judgment or decision by the Company regarding the inadvisability of pro-ceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

7.    PRICE RANGE OF SHARES

      The Shares are quoted on Nasdaq. The high and low sales prices per Share on Nasdaq as compiled from published financial sources for the periods indi-cated are listed below. The Shares have been traded under the symbol "BOSS" since September 1998.

                                                                 High      Low
                                                               --------- -------
Fiscal Year 1997
   Fourth Quarter............................................  $   21.50 $ 20.00
Fiscal Year 1998
   First Quarter.............................................  $  25 7/8 $18 3/8
   Second Quarter............................................  $25 15/16 $ 19.75
   Third Quarter.............................................  $   24.50 $ 11.50
   Fourth Quarter............................................  $   22.50 $ 7 7/8
Fiscal Year 1999
   First Quarter through February 12, 1999...................  $   21.00 $16 5/8

      On February 5, 1999, the last full trading day on Nasdaq prior to the an-nouncement by the Company of its intention to make this Offer to Purchase, the closing price per Share on Nasdaq was $20 1/8. On February 5, 1999, the Company also announced the mutual termination of its merger agreement with Boss Invest-ment LLC, which is discussed in Section 8 below. The Company urges stockholders to obtain current quotations of the market price of the Shares.

8.    BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

      From time to time, the Company receives indications of interest or pro-posals for a transaction with the Company. On December 23, 1998, the Company entered into an Agreement and Plan of Merger with Boss Investment LLC, an af-filiate of the private investment firm of Apollo Management, L.P. ("Boss In-vestment"). Pursuant to that Agreement and Plan of Merger, the Company was to merge with an affiliate of Boss Investment, with the Company as the surviving corporation. The adoption of the Agreement and Plan of Merger by the Company's stockholders would have resulted in reducing the number of outstanding Shares from approximately 45.3 million to 10,578,000. As a part of the merger, stock-holders would have received $25.00 in cash for each Share of common stock they beneficially owned unless the stockholder elected to retain such Shares and un-less stockholders elected to retain less than 10,578,000 Shares in the aggre-gate, and the Company would have acquired 50% of the outstanding Options for $25.00 in cash less the exercise price per Share. In addition, the adoption of the Agreement and Plan of Merger would have resulted in the Company amending its Restated Certificate of Incorporation, which among other things, would have authorized the issuance of 11,000,000 shares of series preferred stock, of which 6,000,000 shares would have been desig-nated as a new series of convertible preferred stock and issued to Boss Invest-ment in exchange for $200 million. The Company would have used the $200 million of proceeds from the sale of the preferred stock, $210 million of cash on hand, proceeds from the issuance of $300 million of subordinated notes and borrowings under a $350 million credit facility to finance the transaction. As a result of the merger, the Company would have increased the debt on its balance sheet and reduced its public float.

      On February 8, 1999, the Company and Boss Investment announced that they had agreed to mutually terminate the Agreement and Plan of Merger. The Agree-ment and Plan of Merger had been conditioned on a number of items, including Boss Investment's comfort with arrangements with management of the Company re-garding their Shares after the merger. The Company and Boss Investment were un-able to agree to satisfactory terms with respect to such arrangements and other matters.

      On February 8, 1999, the Company announced its intention to make an offer to purchase 50% of its outstanding Shares at $25.00 per Share net to the seller in cash and 50% of its Option Shares at a price of $25.00 per Share less the exercise price per Share and applicable withholding taxes. The Company is mak-ing the Offer because it believes the purchase will (i) provide value to its stockholders; (ii) reconfigure the Company's balance sheet to provide a higher return on equity; and (iii) afford to those stockholders who desire liquidity an opportunity to sell their Shares (subject to proration) at a premium to re-cent market prices and without the usual transaction costs associated with open market sales. After the Offer is completed, the Company expects to have suffi-cient cash flow and access to other sources of capital to fund its operations and acquisitions.

      The Company is expected to utilize approximately $600 million to purchase the 24,365,891 Shares (including Option Shares) and pay various transaction fees. To finance the tender offer the Company expects to use cash available on the Company's balance sheet and to obtain $300 million from the sale of senior subordinated notes and a $100 million term loan. The Company expects to also obtain a $250 million revolving credit facility to fund future acquisitions, earn-out payments, capital requirements and future operations.

      A successful completion of the tender offer will result in two conse-quences that are similar to consequences that would have resulted from the pro-posed Agreement and Plan of Merger: a significant increase in the Company's debt on its balance sheet and a decrease in its public float. Unlike the pro-posed Agreement and Plan of Merger, however, the Company will not sell to an outside investor $200 million of preferred stock having a class vote on certain transactions and governance matters and the number of Shares that will remain outstanding after the Offer will be higher than the number that would have re-mained after the merger.

      The Offer provides stockholders who are considering a sale of all or a portion of their Shares the opportunity to sell their Shares to the Company (subject to proration) without payment of brokerage commissions. Any Odd Lot Owners whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on sales of odd lots. To the extent the purchase of Shares in the Offer results in a reduction in the number of record or beneficial holders of Shares, the costs to the Company for services to stockholders will be reduced. Stockholders who determine not to accept the Offer will increase their proportionate inter-est in the Company's equity, and thus in the Company's future earnings and as-sets, subject to the Company's right to issue additional Shares and other eq-uity securities in the future.

      The Board of Directors of the Company has approved the Offer. However, stockholders must make their own decisions whether to tender Shares and, if so, how many Shares to tender. Neither the Company nor its Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering Shares. Neither the Company nor its Board of Directors has authorized any person to make any such recommenda-tion.

      Shares the Company acquires pursuant to the Offer will be retained as treasury stock by the Company (unless and until the Company determines to re-tire such Shares) and will be available for the Company to issue without fur-ther stockholder action (except as required by applicable law or the rules of the Nasdaq or any securities exchange on which Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans.

9. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

      As of February 10, 1999, there were 45,275,052 Shares outstanding and 3,456,730 Shares issuable upon exercise of outstanding Options with exercise prices below $25.00 per Share. As of February 10, 1999, the Company's directors and executive officers as a group (11 persons) beneficially owned 7,390,784 Shares (including 3,532,500 Shares issuable to such persons upon exercise of Options or warrants exercisable within sixty days of such date ("Exercisable Securities") without regard to conditional exercises permitted to be made in the Offer) which constituted approximately 15.1% of the outstanding Shares (in-cluding Shares issuable if all of the Exercisable Securities held by directors and executive officers were exercised) at such time.

      As of February 10, 1999, the Company had granted or assumed Options with exercise prices below $25.00 per Share to employees for the purchase of a total of 3,456,730 Shares of common stock. The Compensation Committee has accelerated the exercise date for Options so that optionees may tender Option Shares having exercise prices below $25.00 per Share in connection with the conditional exer-cise of outstanding Options in exchange for cash in the amount of $25.00 per Share less the exercise price of the Option and the applicable tax withholding amount. To the extent that the Company purchases Option Shares, the Company will recognize compensation expense in an amount equal to the difference be-tween the $25.00 per Share and the exercise price per Option Share purchased. It is up to each individual employee to determine whether and to what extent he or she will (1) exercise Options and tender Option Shares; or (2) continue to hold such Options for exercise at any time in the future. If, after taking into account proration, the Company purchases 50% of a holder's Option Shares, the remaining 50% will not be considered to have been exercised and will remain outstanding subject to the original vesting schedule applicable to the 50% of the holder's Option Shares that would have vested last. To the extent that the Company does not purchase 50% of a holder's Option Shares, either because the holder did not tender the Option Shares or because of proration, the 50% of the holder's Options that would have vested first will remain exercisable, notwith-standing the original vesting schedule.

      Among the employees having Options are Timothy C. Clayton (executive vice president, chief financial officer and treasurer), F. Traynor Beck (executive vice president, general counsel and secretary) and David Ledecky (executive vice president, chief administrative officer and a member of the Board of Di-rectors). These executive officers received Options to purchase 500,000 shares of common stock at an exercise price of $20.00 per share as part of employment agreements dated November 25, 1997. Twenty-five percent of each option grant (125,000 options) became exercisable on November 25, 1998. The remaining 75% become exercisable in three equal installments on the second, third and fourth anniversary of the date of the grant except to the extent exercised in connec-tion with the Offer. Similar to the rest of the holders of Options having exer-cise prices below $25.00 per Share, these persons will be permitted to conditionally exercise all of their Options and tender their Option Shares in the Offer subject to proration and the other terms of the Offer. The Options expire on November 25, 2007.

      The Company expects that its directors and executive officers will tender Shares, including Shares underlying Options, pursuant to the terms of the Of-fer. If the Company purchases 24,365,891 Shares pursuant to the Offer, includ-ing 1,728,365 Option Shares underlying Options with exercise prices of less than $25.00 and 50% of the other Shares beneficially owned by directors and ex-ecutive officers, the Company's directors and executive officers as a group will beneficially own approximately 14.9% of the outstanding Shares after the completion of the Offer.

      Except as discussed below, based upon the Company's records and upon in-formation provided to the Company by its directors, executive officers, associ-ates and subsidiaries, neither the Company nor any of its associates or subsid-iaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiary of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to February 19, 1999. The Company issued 24,166 Shares to participants in the Pur-chase Plan on January 1, 1999 and 18,594 Shares upon the exercise of Options granted to persons other than directors and executive officers since December 7, 1998.

      Except as set forth in this Offer to Purchase, neither the Company nor any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, un-derstanding or relationship with any other person relating, directly or indi-rectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authoriza-tions).

10.   SOURCE AND AMOUNT OF FUNDS

      Assuming that the Company purchases 24,365,891 Shares pursuant to the Of-fer at a purchase price of $25.00 per Share, net to the seller in cash, or, in the case of Option Shares, $25.00 per Share less the exercise price per Share and applicable withholding taxes, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approxi-mately $600 million. The Company estimates that the funds necessary to pay such amounts will come from available cash, $300 million in senior subordinated notes, a $100 million term loan and, if necessary, a portion of a $250 million revolving credit facility. It is estimated that the Company will incur approxi-mately $20 million in financing, legal, accounting, and other one-time charges associated with the tender offer. The Company has received a highly confident letter from BT Alex Brown Incorporated for the offering of $300 million of se-nior subordinated notes and a commitment letter from Bankers Trust Company for the $350 million of bank financing.

11.   CERTAIN INFORMATION ABOUT THE COMPANY

      Building One Services Corporation is a leader in the facilities services industry. The Company, and the companies it has acquired since its formation, had revenues of approximately $1 billion in the nine months ended September 30, 1998. The Company's goal is to become a national single-source provider of fa-cilities services. Facilities services companies provide many products and services for the routine operation and maintenance of a building. Since its initial public offering in December 1997, the Company has grown significantly by purchasing privately-held electrical, mechanical and janitorial services businesses. Since its formation, the Company has acquired 29 companies with op-erating locations in 96 cities and 31 states and provides facilities services in 48 states. It currently offers electrical and mechanical installation, main-tenance and specialty services and janitorial and maintenance management serv-ices.

      Financial Data. The table below sets forth historical and pro forma sum-mary consolidated financial information of the Company and its subsidiaries. The Statement of Operations Data for the year ended December 31, 1997 (except pro forma combined amounts) have been derived from the Company's audited fi-nancial statements, which are included in a Current Report on Form 8-K filed with the SEC on February 18, 1999. The Summary Financial Data for the nine months ended September 30, 1997 and 1998 have been derived from unaudited in-terim consolidated financial statements of the Company, which are included in the Company's Quarterly Report on Form 10-Q/A filed on February 18, 1999. The unaudited consolidated financial statements have been prepared on the same ba-sis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, neces-sary for a fair presentation of the financial position and results of opera-tions for the periods presented. The financial data have been restated from prior presentations as a result of the Company's decision to purchase Shares.

      The unaudited pro forma combined financial data gives effect to (i) the transactions contemplated by the Offer, including the offering of $300 million of senior subordinated notes and estimated borrowings under a $100 million term loan necessary to finance the purchase of 24,365,891 Shares of common stock (22,637,526 Shares at a price of $25.00 per Share and 1,728,365 Shares at a price of $25.00 per Share less the exercise price for the purchase of Op-tion Shares); and (ii) the 21 business combinations completed during the nine months ended September 30, 1998 and the acquisitions completed by the Company after September 30, 1998, as if they had been consummated on January 1, 1997. The selected unaudited pro forma combined financial data are not necessarily indicative of the operating results or the financial position that would have been achieved had the events described above been consummated and should not be construed as representative of future operating results or financial posi-tion.

      The summary historical financial information should be read in conjunc-tion with, and is qualified in its entirety by reference to, the audited fi-nancial statements and the related notes thereto from which it has been de-rived which are included in the Company's Current Report on Form 8-K filed with the SEC on February 18, 1999 and the unaudited interim financial state-ments included in the Company's Quarterly Report on Form 10-Q/A filed on Feb-ruary 18, 1999. The pro forma financial information should be read in conjunc-tion with the historical consolidated financial information and does not pur-port to be indicative of the results that would actually have been obtained had the purchase of such Shares pursuant to the Offer been completed at the dates indicated or that may be obtained in the future.

                             Summary Financial Data
            (Dollars in thousands, except share and per share data)
--------------------------------------------------------------------------------

                               Year Ended                      Nine Months
                              December 31,                 Ended September 30,
                         ------------------------  -------------------------------------
                                         1997                                   1998
                            1997     Pro Forma(1)     1997        1998      Pro Forma(1)
                         ----------  ------------  ----------  -----------  ------------
Statement of Operations
 Data:
 Revenues............... $   70,101  $ 1,155,564   $   52,410  $   478,595  $   976,690
 Cost of revenues.......     58,857      943,263       44,112      376,318      784,931
                         ----------  -----------   ----------  -----------  -----------
 Gross profit...........     11,244      212,301        8,298      102,277      191,759
 Selling, general and
  administrative........     11,776      127,741        7,223       59,786      107,447
 Goodwill
  amortization..........         --       12,587           --        4,584        9,493
 Non-recurring
  acquisition costs.....         --           --           --          768           --
                         ----------  -----------   ----------  -----------  -----------
 Operating income
  (loss)................       (532)      71,973        1,075       37,139       74,819
 Other (income) expense
   Interest income......     (2,056)      (2,652)          --      (16,043)      (1,255)
   Interest expense.....        208       45,328          160          565       33,063
   Other, net...........       (221)      (2,500)         (35)        (134)      (1,362)
                         ----------  -----------   ----------  -----------  -----------
 Income before income
  taxes.................      1,537       31,797          950       52,751       44,373
 Provision for income
  taxes.................         94       17,754            7       22,460       21,332
                         ----------  -----------   ----------  -----------  -----------
 Net income............. $    1,443  $    14,043   $      943  $    30,291  $    23,041
                         ==========  ===========   ==========  ===========  ===========
 Net income per
  share -- Basic........ $     0.25  $      0.62   $     0.30  $      0.79  $      1.02
                         ==========  ===========   ==========  ===========  ===========
 Net income per
  share -- Diluted...... $     0.25  $      0.62   $     0.29  $      0.77  $      1.00
                         ==========  ===========   ==========  ===========  ===========
 Weighted average
  shares outstanding --
   Basic................  5,683,464   22,637,526    3,102,079   38,298,295   22,637,526
                         ==========  ===========   ==========  ===========  ===========
 Weighted average
  shares outstanding --
   Diluted..............  5,865,550   22,657,592    3,217,195   39,368,321   23,103,065
                         ==========  ===========   ==========  ===========  ===========

                                                                 As of
                                                           September 30, 1998
                                                         ----------------------
                                                                     Pro Forma
                                 As of December 31, 1997   Actual   Combined(2)
                                 ----------------------- ---------- -----------
Balance Sheet Data:
 Working capital...............         $528,235         $  333,615  $ 94,364
 Total assets..................          539,159          1,002,112   854,361
 Long term debt, net of current
  maturities...................            1,679              3,094   403,513
 Stockholders' equity..........          529,480            817,247   245,396
 Book value per share (3)......           $16.84             $18.51    $10.84

--------------------------------------------------------------------------------

(1) Interest expense, interest income, and the provision for income taxes have been adjusted as if the purchase of the 24,365,891 Shares, including Option Shares, for approximately $600 million (including transaction fees) oc-curred on January 1, 1997 and January 1, 1998, respectively, financed by the Company's cash balances, the planned issuance of $300 million of senior subordinated notes and $100 million in term financing.

(2) The pro forma balance sheet amounts were adjusted for the 24,365,891 Share purchase, including Option Shares, at an approximate cost of $600 million, including transaction fees.

(3) Book value per Share was calculated by dividing total stockholders' equity by the number of Shares outstanding. The pro forma book value per Share amounts for both periods were adjusted for the Offer at an approximate cost of $600 million, including transaction fees.

Ratio of Earnings to Fixed Charges

      The following table sets forth the ratio of earnings to fixed charges, on an actual and pro forma basis, for the Company for the periods indicated:

                                                                 Nine Months
                           Year Ended December 31,           Ended September 30,
                           -----------------------       ---------------------------
                             1997            1997        1997      1998          1998
                            Actual       Pro Forma(2)   Actual    Actual     Pro Forma(2)
                            ------       ------------   ------    ------     ------------
  Ratio of Earnings to
   Fixed Charges(1)......          5.79            1.65      4.88     28.09          2.23

-------------------------------------------------------------------------------

(1) For purposes of computing the foregoing ratios: (i) "Earnings" consists of income from continuing operations before income taxes and fixed charges; and (ii) "Fixed Charges" consists of interest, amortization of debt issu-ance costs, and the estimated interest component of rental expense.

(2) Interest expense and interest income have been adjusted as if: (i) the purchase of 24,365,891 Shares, including Option Shares, for approximately $600 million (including transaction fees) occurred on January 1, 1997 and January 1, 1998, respectively; and (ii) the purchase is to be financed by the Company's cash balances, the planned issuance of $300 million of se-nior subordinated notes and $100 million in term financing.

Important Factors. The completion of the Offer will affect the Company and its stockholders in a number of ways. These are discussed below. In addition to the factors discussed below, readers are encouraged to refer to the Company's most recent prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on August 3, 1998 (file no. 333-60053), as supplemented, for a further discussion of the Company's business and the risks and opportu-nities attendant thereto, including risks relating to our acquisition program; the dependence on key personnel of the Company and hourly wage and technical employees; risks related to the Company's consolidation strategy and its abil-ity to complete acquisitions; the ability to integrate acquisitions; risks re-lated to acquisition financing, including potential dilution; possible signif-icant amortization charges; exposure to downturns in commercial and industrial construction; and substantial competition in the facilities services industry.

      This Offer to Purchase contains some forward-looking statements. You can identify these statements by the fact that they do not relate strictly to his-torical or current facts. They use words like "believe," "may," "will," "ex-pect," "intend," "plan," "anticipate," "estimate," or "continue" and other words and terms of similar meaning. Any or all of our forward-looking state-ments in this Offer to Purchase or in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors will be im-portant in determining our future results. Consequently, no forward-looking statement can be guaranteed. Actual results could differ significantly.

      Increased Debt. The Company will need to borrow approximately $400 mil-lion to finance the Offer. This may have important consequences. These conse-quences include the following:

    .     the Company will have used substantially all of its cash;

    . a substantial portion of the Company's cash flow will be used to pay interest expense on the debt incurred to finance the Offer, which will reduce the funds that would otherwise be available to it for its operations, capital expenditures and future business opportunities;

    . a substantial decrease in the Company's net operating cash flows or an increase in its expenses could make it difficult for the Company to meet its debt service requirements and force the Company to modify its operations;

    . the Company may have more debt than its competitors, which may place it at a competitive disadvantage;

    . the Company may not be able to obtain "bid and performance bonds," which it must have to obtain contracts for long-term institutional and public works projects; and

    . the Company's high level of debt may make it more vulnerable to a downturn in its business or the economy in general.

      Debt Covenants. The Company will borrow money to, among other things, (i) finance a portion of the Offer; (ii) pay the fees and expenses incurred in con-nection with the Offer; (iii) make acquisitions; and (iv) use for general cor-porate purposes. The senior bank financing that the Company expects to enter into will contain a number of significant covenants that impose restrictions on the Company and its subsidiaries. These covenants may include, without limita-tion, restrictions on (i) indebtedness; (ii) liens; (iii) voluntary prepayments of the senior subordinated notes and other indebtedness and amendments of orga-nizational, corporate and other documents; (iv) mergers, acquisitions, and dis-positions of assets; (v) sale-leaseback transactions, capital lease payments, and maintenance of existing and material properties; (vi) dividends and other payments in respect of capital stock; (vii) advances, credit extensions, capi-tal contributions, investments and capital expenditures; (viii) transactions with affiliates and formation of subsidiaries, and joint ventures; and (ix) changes in business. In addition, the Company will be required to comply with financial covenants with respect to (i) a maximum leverage ratio; and (ii) a minimum interest coverage ratio. This indebtedness will be guaranteed by each of the Company's subsidiaries and will be secured by a first priority lien on substantially all of the Company's properties and assets and those of its sub-sidiaries, now owned or acquired later. If the Company should be unable to bor-row under this senior bank facility due to a default, it would be left without sufficient liquidity.

      In addition, the indenture governing the subordinated debt the Company will issue is expected to contain certain covenants that may restrict, among other things, the Company's ability, and the ability of its subsidiaries, to
(i) incur additional indebtedness; (ii) pay dividends or make certain other re-stricted payments; (iii) incur liens; (iv) apply net proceeds from certain sales of assets; (v) merge or consolidate with any other person, or sell, as-sign, transfer, lease, convey or otherwise dispose of substantially all of its assets; (vi) enter into certain transactions with affiliates; (vii) incur other senior subordinated indebtedness; or (viii) enter into a change in control without offering to redeem the debt. These covenants may limit our ability to carry out our business plan.

      Additional Information. The Company is subject to the informational fil-ing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their compensation, options granted to them, the principal holders of the Company's stock and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 2120, Washington DC 20549; at its regional of-fices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048.

Copies of such material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judi-ciary Plaza, 450 Fifth Street, N.W., Washington DC 20549. The SEC also main-tains a Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

12. EFFECT OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

      The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders. Nonetheless, the Company believes that a suffi-cient number of Shares will be outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the pub-lished guidelines of the National Association of Securities Dealers, the Com-pany does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to no longer be quoted on Nasdaq.

      The Shares are currently "margin securities" under the rules of the Fed-eral Reserve. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, fol-lowing the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve's margin regula-tions.

      The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the SEC and comply with the SEC's proxy rules in connection with meet-ings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming subject to deregistration under the Exchange Act.

13.   CERTAIN LEGAL MATTERS

      The Company is not aware of any license or regulatory permit that ap-pears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory author-ity or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may be required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not re-sult in adverse consequences to the Company's business. The Company's obliga-tions under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14.   CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      In General. The following summary describes certain United States fed-eral income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judi-cial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. As discussed below, depending upon a stockholder's particular circumstances, the Company's purchase of such stockholder's Shares pursuant to the Offer may be treated either as a sale or a dividend for United States federal income tax purposes. Accordingly, such a purchase generally will be referred to in this section of the Offer to Purchase as an "exchange" of Shares for cash.

      Scope. This summary does not apply to Shares acquired as compensation (or Options that are exchanged for cash). The summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular stock-holders in light of their personal circumstances, or to certain types of stock-holders (such as certain financial institutions, dealers in securities or com-modities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as a part of a "hedging" or "conver-sion" transaction for United States federal income tax purposes). In particu-lar, the discussion of the consequences of an exchange of Shares for cash pur-suant to the Offer applies only to a United States Holder. For purposes of this summary, a United States Holder is a holder of Shares that is (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof; (iii) an estate, the income of which is sub-ject to United States federal income taxation regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary super-vision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. This dis-cussion does not address the tax consequences to foreign stockholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of Shares pursuant to the Offer because such income is effec-tively connected with the conduct of a trade or business within the United States. Such stockholders are generally taxed in a manner similar to United States Holders (for purposes of this section, "Stockholder"); however, certain special rules apply. Foreign stockholders who are not subject to United States federal income tax on a net basis should see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of the tax withheld.

      The summary discussion set forth herein is included for general informa-tion only. The tax consequences of a sale of Shares pursuant to the Offer may vary depending upon, among other things, the particular situation and circum-stances of the tendering Stockholder. No information is provided herein as to the state, local or foreign tax consequences of the transaction contemplated by the Offer. Stockholders are urged to consult their own tax advisors to deter-mine the specific federal, state, local, foreign and other tax consequences of sales made by them pursuant to the Offer, including the effect of the stock ownership attribution rules mentioned herein.

      Characterization of the Sale. An exchange of Shares by a Stockholder pur-suant to the Offer will be a taxable transaction for United States federal in-come tax purposes. The United States federal income tax consequences of such exchange to a Stockholder may vary depending upon the Stockholder's particular facts and circumstances. Under Section 302 of the Code, an exchange of Shares by a Stockholder with the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a deemed distribution by the Company with respect to Shares continued to be held (or deemed to be held) by the tendering Stockholder) if the receipt of cash upon such exchange (i) is "substantially disproportionate" with respect to the Stockholder; (ii) results in a "complete redemption" of the Stockholder's interest in the Com-pany; or (iii) is "not essentially equivalent to a dividend" with respect to the Stockholder. These tests (the "Section 302 tests") are explained more fully below.

      If any of the Section 302 tests is satisfied, and the sale of the ten-dered Shares is therefore treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the tendering Stockholder will rec-ognize capital gain or loss equal to the difference between the amount of cash received by the Stockholder pursuant to the Offer and the Stockholder's ad-justed tax basis in the Shares sold pursuant to the Offer. Such capital gain or loss will generally be long-term capital gain or loss if the tendering Stock-holder held the tendered Shares for more than 12 months. Under current law, any such gain or loss recognized by individuals, trusts or estates will be subject to a maximum 20% tax rate.

      If none of the Section 302 tests is satisfied, then, to the extent of the Company's current and accumulated earnings and profits, the tendering Stock-holder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the Stockholder pursuant to the Offer (without reduction for the adjusted tax basis of the Shares sold pursuant to the Offer), no loss will be recognized, and (subject to reduction as described below for corporate Stockholders eligible for the divi-dends-received deduction) the tendering Stockholder's adjusted tax basis in the Shares exchanged pursuant to the Offer will be added to such Stockholder's ad-justed tax basis in its remaining Shares, if any. No assurance can be given that any of the Section 302 tests will be satisfied as to any particular Stock-holder, and thus no assurance can be given that any particular Stockholder will not be treated as having received a dividend taxable as ordinary income. If the exchange of Shares by a Stockholder is not treated as a sale or exchange for federal income tax purposes, any cash received for Shares pursuant to the Offer in excess of the current and accumulated earnings and profits of the Company will be treated, first, as a nontaxable return of capital to the extent of the Stockholder's adjusted tax basis in its Shares, and thereafter, as taxable cap-ital gain, to the extent the cash received exceeds such basis.

      Constructive Ownership of Stock. In determining whether any of the Sec-tion 302 tests is satisfied, a Stockholder must take into account not only the Shares which are actually owned by the Stockholder, but also Shares which are constructively owned by the Stockholder by reason of the attribution rules con-tained in Section 318 of the Code. Under Section 318 of the Code, a Stockholder may be treated as owning (i) Shares that are actually owned, and in some cases constructively owned, by certain related individuals or entities in which the Stockholder owns an interest, or, in the case of Stockholders that are enti-ties, by certain individuals or entities that own an interest in the Stockhold-er; and (ii) Shares which the Stockholder has the right to acquire by exercise of an Option or a conversion right contained in another instrument held by the Stockholder. Each Stockholder should be aware that, because proration may occur in the Offer, even if all of the Shares actually and constructively owned by a Stockholder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by the Company. Thus, proration may affect whether a sale by a Stockholder pursuant to the Offer will meet any of the Section 302 tests.

      Section 302 Tests. One of the following tests must be satisfied in order for the exchange of Shares pursuant to the Offer to be treated as a sale or ex-change for federal income tax purposes.

a. Substantially Disproportionate Test. The receipt of cash by a Stockholder will be "substantially disproportionate" if the percentage of the outstanding Shares actually and constructively owned by the Stockholder immediately following the exchange of Shares pursuant to the Offer (treating as not being outstanding all of the Shares purchased pursuant to the Offer) is less than 80% of the percentage of the outstanding Shares actually and constructively owned by such Stockholder immediately before the exchange of Shares pursuant to the Offer (treating as outstanding all of the Shares purchased pursuant to the Offer). Stockholders should consult their own tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation and circumstances.

b. Complete Redemption Test. The receipt of cash by a Stockholder will be a "complete redemption" of the Stockholder's interest in the Company if either (i) all of the Shares actually and constructively owned by the Stockholder are exchanged pursuant to the Offer; or (ii) all of the Shares actually owned by the Stockholder are exchanged pursuant to the Offer and, with respect to the Shares constructively owned by the Stockholder which are not exchanged pursuant to the Offer, the Stockholder is eligible to waive (and effectively waives) constructive ownership of all of such Shares under procedures described in Section 302(c) of the Code. Stockholders considering making such a waiver should do so in consultation with their own tax advisors.

c. Not Essentially Equivalent to a Dividend Test. Even if the receipt of cash by a Stockholder fails to satisfy the "substantially disproportionate" test and the "complete redemption" test, a Stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the Stockholder's exchange of Shares pursuant to the Offer results in a "meaningful reduction" in the Stockholder's proportionate interest in the Company. Whether the receipt of cash by a Stockholder who exchanges Shares pursuant to the offer will be "not essentially equivalent to a dividend" will depend upon the Stockholder's particular facts and circumstances. The IRS has indicated in published Revenue Rulings that even a small reduction in the proportionate interest of a small minority Stockholder in a publicly-held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." The IRS held, for example, in Rev. Rul. 76-385, 1976-2 C.B. 92, that a reduction in the percentage ownership interest of a Stockholder in a publicly-held corporation who held a minimal interest and who exercised no control over the affairs of the corporation from .0001118% to .0001081% (a reduction of only 3.3% in the Stockholder's prior percentage ownership interest) would constitute a "meaningful reduction." Stockholders expecting to rely on the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application to their particular situation and circumstances.

      The Company cannot predict whether or to what extent the Offer will be over-subscribed. If the Offer is over-subscribed, proration of the tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a Stockholder can be given no assurance that a sufficient number of such Stockholder's Shares will be exchanged pursuant to the Offer to ensure that such exchange will be treated as a sale, rather than as a divi-dend, for United States federal income tax purposes pursuant to the rules dis-cussed above unless the Stockholder makes a conditional tender as described in
Section 3.

      If a Stockholder sells Shares to persons other than the Company at or about the time such holder also exchanges Shares pursuant to the Offer, and the various sales effected by the Stockholder are part of an overall plan to reduce or terminate such Stockholder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States fed-eral income tax purposes, be integrated with the Stockholder's exchange of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the Stockholder satisfies any of the Section 302 tests described above.

      Corporate Shareholder Dividend Treatment. If an exchange of Shares pursu-ant to the Offer by a corporate Stockholder is treated as a dividend, the cor-porate Stockholder may be entitled to claim a deduction in an amount equal to 70% of the gross dividend under Section 243 of the Code, subject to applicable limitations. Corporate Stockholders should consider the effect of Section 246(c) of the Code, which disallows the 70% dividends-received deduction with respect to any dividend on any share of stock that is held for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend. For this purpose, the length of time a taxpayer is deemed to have held stock may be re-duced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other hedging transactions. Moreover, under Section 246A of the Code, if a corporate Stockholder has incurred indebtedness directly attributable to an investment in Shares, the 70% dividends-received deduction may be reduced by a percentage generally computed based on the amount of such indebtedness and the Stockhold-er's total adjusted tax basis in the Shares.

      In addition, any amount received by a corporate Stockholder pursuant to the Offer that is treated as a dividend may constitute an "extraordinary divi-dend" under Section 1059 of the Code. In such case, a corporate Stockholder would be required under Section 1059(a) of the Code to reduce its adjusted tax basis (but not below zero) in its Shares by the non-taxed portion of the ex-traordinary dividend (i.e., the portion of the dividend for which a deduction is allowed), and, if such portion exceeds the Stockholder's adjusted tax basis in its Shares, to treat the excess as gain from the sale of such Shares in the year in which the dividend is received. These basis reduction and gain recogni-tion rules would be applied by taking account only of the Stockholder's ad-justed tax basis in the Shares that were sold, without regard to other Shares that the Stockholder may continue to own. Corporate Stockholders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to any dividends which may be treated as paid with respect to Shares sold pursuant to the offer.

      Foreign Stockholders. See Section 3 with respect to the withholding of taxes for foreign stockholders.

      Backup Withholding. See Section 3 with respect to the application of United States federal income tax backup withholding.

Tax Considerations for Holders of Option Shares or ESPP Shares

      Option Shares. An Option holder who receives cash in the Offer in ex-change for Option Shares will be treated as receiving compensation income per Share sold equal to the excess of $25.00 over the exercise price per Share of the relevant Option. Such income will be taxed to the Option holder at ordinary income rates and will be subject to withholding for income and employment tax-es.

      ESPP Shares. The first offering period under the ESPP commenced July 1, 1998, and therefore no ESPP Shares have been held for a period that exceeds one year from the commencement of the offering. Accordingly, of the total gain re-alized on any exchange of ESPP Shares (i.e., the difference between $25.00 mul-tiplied by the number of ESPP Shares exchanged and the aggregate purchase price paid for such shares), the portion that equals the difference between the mar-ket value of the shares on the date the shares were acquired and the price paid for the shares will be treated as compensation income (taxed at ordinary income tax rates). Any remaining portion (i.e., the difference between $25.00 multi-plied by the number of ESPP Shares exchanged and the market value of the shares on the date the shares were acquired) will be taxed as described under the heading "Characterization of the Sale" if any of the Section 302 tests are satisfied and as described under the heading "Characterization of the Sale" if none of the Section 302 tests are satisfied.

15.   EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

      The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to Harris Trust and making a public announcement thereof.

      The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not there-tofore accepted for payment or paid for or, subject to applicable law, to post-pone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to Harris Trust and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has ac-cepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Ex-change Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limita-tion, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 12:00 noon, New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designated to in-form stockholders of such change. Without limiting the manner in which the Com-pany may choose to make any public announcement, except as provided by applica-ble law (including Rule 13e-4(e)(2) promulgated under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

      If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rule 13e-4 promulgated under the Exchange Act, which requires that the minimum period dur-ing which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. Pursuant to Rule 13e-4(f)(1)(ii), if (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought; and (ii) the Offer is scheduled to expire at any time earlier than the expira-tion of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

16.   FEES AND EXPENSES

      MacKenzie Partners, Inc., Harris Trust Company of New York, AST StockPlan, Inc. and American Stock Transfer and Trust Company are providing services in connection with the Offer, and the Company will pay reasonable and customary compensation for their services in such capacities. The Company will also reimburse MacKenzie Partners and Harris Trust for out-of-pocket expenses and has agreed to indemnify MacKenzie Partners and Harris Trust against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. MacKenzie Partners may contact stockholders by mail, telephone, telex, telegraph and personal interviews, and may request bro-kers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. Neither MacKenzie Partners nor Harris Trust has been retained to make solicitations or recommendations in connection with the Offer.

      The Company will not pay fees or commissions to any broker, dealer, com-mercial bank, trust company or other person for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in re-spect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

17.   MISCELLANEOUS

      The Company is not aware of any jurisdiction where the making of the Of-fer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, the Company will make a good faith effort to comply with such law.

      Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the SEC an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") which contains additional information with respect to the Of-fer. The Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning the Company.

      No person has been authorized to give any information or make any repre-sentation on behalf of the Company in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmit-tal. If given or made, such information or representation must not be relied upon as having been authorized by the Company.

                                              Building One Services Corporation

February 19, 1999

      A holder of Shares, other than Option Shares and ESPP Shares, or such stockholder's broker, dealer, commercial bank, trust company or other nominee, should properly complete and send or deliver the Letter of Transmittal (or a manually signed facsimile thereof) and certificates for the Shares, other than Pledged Shares, and any other required documents to Harris Trust at one of its addresses set forth below:

The Depositary for the Offer is:
                               Harris Trust Company of New York

By Mail:                       Wall Street Station
                               Post Office Box 1023
                               New York, NY 10268-1023

By Hand/Overnight Courier:     Receive Window
                               Wall Street Plaza
                               88 Pine Street, 19th Floor
                               New York, NY 10005

By Facsimile Transmission:     212/701-7636

Confirm Receipt of Notice of Guaranteed Delivery by Telephone (collect):
212/701-7624

    A holder of Option Shares or ESPP Shares should follow the applicable procedures for tendering such Shares in the separate documents relating to the tendering of Shares.

      Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any of the other documents referred to herein may be directed to MacKenzie Partners, at the telephone number and address below. Stockholders may also con-tact their broker, dealer, commercial bank or trust company for assistance con-cerning the Offer. To confirm delivery of Shares, stockholders are directed to contact Harris Trust.

The Information Agent for the Offer is:
                                     MacKenzie Partners, Inc.

                                     156 Fifth Avenue
                                     New York, NY 10010
                                     800/322-2885

Banks and Brokers Call:              800/322-2885